Exhibit 99.1
2400 Xenium Lane North, Plymouth, MN 55441 ▪ (763) 551-5000 ▪ www.christopherandbanks.com

Christopher & Banks Corporation announces SETH R. JOHNSON WILL STAND AS nominee for election at 2016 Annual Meeting of Stockholders

Plymouth, MN, April 18, 2016 /BUSINESS WIRE/ –  Christopher & Banks Corporation (NYSE: CBK), a Minnesota-based retailer of women’s apparel and accessories, today announced that in connection with the previously announced Support Agreement with Macellum Capital Management LLC ("Macellum"), the Company's Board of Directors has agreed to nominate Seth R. Johnson as the seventh nominee to stand for election at the Company's 2016 Annual Meeting of Stockholders (“2016 Annual Meeting”). The other six nominees include incumbent directors Lisa Wardell (Board Chair), LuAnn Via (President and Chief Executive Officer), and William Sharpe, and new independent director candidates Jonathan Duskin, Kent Kleeberger, and Laura Weil.  The 2016 Annual Meeting is scheduled for June 30, 2016.

“We are delighted that Seth has agreed to stand for Board election.  We look forward to leveraging his deep industry knowledge and unique background as we work to build shareholder value,” said Ms. Wardell.

Ms. Via added, “I look forward to Seth’s input given his extensive experience in the retail industry as both a public company executive and board member. His 30 plus years’ of experience in the industry will provide us with valuable insights as we continue to execute on our strategic initiatives and drive long-term growth and profitability.”

Mr. Duskin, CEO and Portfolio Manager of Macellum commented, “Seth has a broad range of industry experience and I am thrilled that he has agreed to stand for election to the Christopher & Banks Board.  I believe he will be a great addition to the Board, providing valuable perspectives to the management team as they continue to execute on their ongoing initiatives to drive the business forward.”

About Seth R. Johnson

Mr. Johnson has served on the Board of Directors at bebe stores, inc. since July 2014, as well as on the Board of Directors of Tilly’s, Inc. since April 2011. Prior to that, Mr. Johnson served as a member of the advisory committee to the Tilly’s board from July 2008 to April 2011.  In addition, he was Lead Director of True Religion Apparel, Inc. from 2010 to 2013. From 2007 to 2009, Mr. Johnson was an instructor in business strategy at Chapman University’s Argyros

School of Business and Economics. From 2005 to 2006, Mr. Johnson served as the Chief Executive Officer of Pacific Sunwear of California, Inc. In addition, he was the Chief Operating Officer of Abercrombie & Fitch Co. from 1999 to 2004 and Chief Financial Officer from 1992 to 1998. He holds an MBA from the University of Chicago and a BA in Economics from Yale University.

About Christopher & Banks

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing.  As of April 18, 2016, the Company operates 516 stores in 45 states consisting of 316 MPW stores, 81 Outlet stores, 63 Christopher & Banks stores, and 56 stores in its women’s plus size clothing division, CJ Banks.  The Company also operates the www.ChristopherandBanks.com eCommerce website.

Keywords:  Christopher & Banks, CJ Banks, Women’s Clothing, Plus Size Clothing, Petites, Extended Sizes, Outfits.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “believe” and similar expressions.

These statements are based on management’s current expectations and are subject to a number of uncertainties and risks, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause the Company’s actual results to differ materially from those expressed or implied by the forward-looking statements.  Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to: (i) the inherent difficulty in forecasting consumer buying and retail traffic patterns which may be affected by factors beyond the Company’s control, such as a weakness in overall consumer demand; adverse weather, economic or political conditions; and shifts in consumer tastes or spending habits that result in reduced sales or gross margins; (ii) lack of acceptance of the Company’s fashions, including its seasonal fashions; (iii) the ability of the Company’s infrastructure and systems to adequately support its operations; (iv) the effectiveness of the Company’s brand awareness, marketing programs and efforts to enhance the in-store experience; (v) the possibility that, because of poor customer response to the Company’s merchandise, management may determine it is necessary to sell merchandise at lower than expected margins or at a loss; (vi) the failure to successfully implement the Company’s strategic and tactical plans; (vii) general economic conditions could lead to a reduction in store traffic and in consumer spending on women’s apparel; (viii) fluctuations in the levels of the Company’s sales, expenses or earnings; and (ix) risks associated with the performance and operations of the Company’s Internet operations.

Readers are cautioned not to place undue reliance on these forward-looking statements which are based on current expectations and speak only as of the date of this release.  The Company does not assume any obligation to update or revise any forward-looking statement at any time for any reason.

Certain other factors that may cause actual results to differ from such forward-looking statements are included in the Company’s periodic reports filed with the Securities and Exchange Commission and available on the Company’s website under “For Investors” and you are urged to carefully consider all such factors.

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COMPANY CONTACT:
LuAnn Via
President and Chief Executive Officer
(763) 551-5000

INVESTOR RELATIONS CONTACT:
Jean Fontana
ICR, Inc.
(203) 682-8200